SENTRY PETROLEUM LTD. SETS ANNUAL GENERAL MEETING FOR OCTOBER 7, 2008

Denver, Colorado - (Marketwire - August 27, 2008) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has scheduled its annual general meeting for the 7th of October 2008. An information circular and proxy solicitation will be mailed to shareholders of record on September 9th, 2008.

Sentry Petroleum President and CEO Dr. Raj Rajeswaran commented, "This is an important meeting for the company and its shareholders. We have advanced on many fronts and feel the company is on the cusp of several important milestones. The AGM will give management the opportunity to update shareholders on several key corporate strategies, including our autumn exploration campaign and drilling initiatives. We are excited about the direction we are taking and trust our corporate development strategy will be well received."

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.
14 Wall Street,
20th Floor
New York, NY 10005
212.344.6464 or 800.477.7570
p.niemetz@panconsultants.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.